EXHIBIT 21
SUBSIDIARIES OF THE REGISTRANT


The following is a list of subsidiaries included in GATX's consolidated financial statements (excluding a number of subsidiaries which, considered in the aggregate, would not constitute a significant subsidiary), and the state of incorporation of each:

General American  Transportation  Corporation (New  York)--includes one domestic subsidiary, four foreign subsidiaries and an interest in one foreign affiliate, Business Segment--Railcar Leasing and Management
GATX Financial Services, Inc. (Delaware)--56 domestic subsidiaries (which includes GATX Capital Corporation), 12 foreign subsidiaries and six domestic affiliates, Business Segment--Financial Services
GATX Terminals  Corporation   (Delaware)--three  domestic  subsidiaries,   three
     foreign subsidiaries, one domestic affiliate, and interests in 13 foreign affiliates, Business Segment--Terminals and Pipelines
GATX Logistics, Inc. (Florida)--9 domestic subsidiaries and two foreign subsidiaries, Business Segment--Logistics and Warehousing
American Steamship Company (New York)--12 domestic subsidiaries,
     Business Segment--Great Lakes Shipping